Exhibit 99.1

Contact: Whirlpool Corporation
Media: Daniel Verakis, 269/923-5196
Daniel.Verakis@Whirlpool.com
Financial: Larry Venturelli, 269/923-4678
Larry.Venturelli@Whirlpool.com

WHIRLPOOL CORPORATION REPORTS RECORD 2006

FIRST-QUARTER RESULTS

Net Earnings Rise 37%; Sales Increase 10% to $3.5 Billion

BENTON HARBOR, Mich., April 25, 2006—Whirlpool Corporation (NYSE: WHR) today announced that net earnings increased 37 percent for the first quarter of 2006 to $118 million, or $1.70 per diluted share, compared to $86 million, or $1.26 per diluted share, in the same period last year. The increase reflects strong trade and consumer demand for the company’s innovative products around the world. Net sales increased 10 percent to $3.5 billion during the current period and represented a first-quarter record.

“Our first-quarter results reflect solid performance by all regional businesses, strong earnings momentum generated from innovation, productivity, and leverage from our global operating platform,” said Jeff M. Fettig, Whirlpool’s chairman and chief executive officer. “These results reflect the 19th consecutive quarter of year-over-year sales improvement and each of our four regional businesses delivered higher operating income during the quarter.”

Record unit shipments, sales growth and a positive product mix combined with productivity improvements to drive a double-digit improvement in operating profit and offset acquisition related expenses, higher commodity prices, higher new product introduction costs and increased restructuring costs. Results also benefited from a reduced effective tax rate.

Results in the quarter do not include Maytag Corporation. Expenses of $13 million associated with the transaction are included within the company’s first-quarter operating profit. Maytag’s operating results will be included in the company’s second-quarter statement of operations.

Fettig added: “Industry demand remains positive and we continue to maintain our outlook on the strength of the economic environment despite volatile commodity prices. Our plans, which include accelerating new product innovation to the marketplace, driving total cost productivity, controlling spending by reducing overhead and infrastructure while increasing investments in consumer activities and managing our overall mix of business, remain on track. We remain confident in the underlying operating fundamentals of our business and are pleased with our first-quarter operating and financial performance.”

During the quarter, cash used in operating activities of $202 million improved $83 million compared to last year, primarily due to lower working capital requirements.

NEW INNOVATION

•                  The Whirlpool brand continues to launch its new line of laundry products:

•                  The Whirlpool brand’s revolutionary new Cabrio washer-and-dryer design offers a 4.5 cubic foot capacity in a top-load design, handles the equivalent of three laundry baskets in a single load and significantly reduces dry time through a combination of the washer’s ultra-fast spin speed and the dryer’s AccelerCare system. The Cabrio saves more than half the energy and water used by conventional top-load washers.

•                  Whirlpool brand Duet Sport and Duet Sport HT models are smaller versions of the popular Duet front-load pair, with a six-point suspension to reduce vibration and noise. Like the Duet pair, they use less than half the water and energy of conventional top-loaders.

•                  Whirlpool brand “Classic” top-load washer and dryer have been re-designed with new technology to simplify cycle selections, ensure optimal wash temperature and monitor wash water with built-in sensors. The dryer’s AccelerCare system dries clothes as fast as the washer cleans them.

•                  KitchenAid brand introduced:

•                  The industry’s first Built-in French Door Bottom Freezer Refrigerator, offering consumers the widest uninterrupted storage space.

•                  A new single-drawer dishwasher offering five cycles and the Whisper Quiet Ultima Sound Insulation System.

•                  KitchenAid clear coat for stainless steel cooktops, which improves durability and makes them easier to clean.

•                  In Latin America, Brastemp brand introduced a new collection of Pla (Personal Lifestyle Appliances) mini-refrigerators, featuring three new detachable front panels designed by popular Brazilian stylists.

•                  The Brastemp Viva! - Pure Water Dispensing Refrigerator is the first double-door refrigerator featuring a pure water dispenser.

AWARDS

•                  Whirlpool Corporation was recently named one of the World’s 100 most innovative companies by Business Week magazine and the Boston Consulting Group.

•                  Lowe’s Companies Inc., the United States’ second largest appliance retailer, chose Whirlpool Corporation as its “Appliance Vendor of the Year” based on Whirlpool’s innovative product offerings and record of on-time shipments.

•                  KitchenAid’s Dual Fuel Convection Range with Steam-Assist was one of 10 products that won the 2006 American Building Product Award from Home magazine.

•                  Whirlpool India was awarded a Certificate of Excellence from the Engineering Export Promotion Council for export performance.

•                  Whirlpool U.K.’s Titanium product range was named winner of the Silver prize in the category ‘Appliance Innovation of the Year’ by House Beautiful.

•                  In Europe, Whirlpool brand’s 6th Sense sponsorship campaign won second prize in the category ‘Best Sponsorship Campaign of the Year’ in Paris.

FIRST-QUARTER REGION REVIEW

Whirlpool North America delivered record first-quarter unit shipments, revenue and operating profit. Sales of $2.2 billion increased 12 percent from the prior-year period led by strong consumer demand for the company’s branded product innovation. For the quarter, the company’s U.S. unit shipments of major appliances (*T7) exceeded industry levels, which were up approximately 6 percent. Trade and consumer response to the company’s new laundry innovation has been exceptional.

First-quarter operating profit improved 19 percent to a record $216 million and margins improved .6 points to 9.8 percent as strong demand, favorable product mix and productivity improvements more than offset new product introduction costs.

Based on current economic conditions, the company continues to expect full-year industry unit shipments in 2006 to increase approximately 2-to-3 percent.

Whirlpool Europe revenue of $710 million declined 3 percent from the prior-year period. Excluding currency translations, sales increased approximately 6 percent, driven by record first-quarter unit shipments. Year-over-year unit shipments exceeded industry demand which is estimated to have increased 1-to-2 percent during the quarter, primarily due to continued strong performance from the Whirlpool brand and growing demand for our new product innovations.

Operating profit improved 6 percent and margins expanded as strong demand for the company’s product offering, productivity improvements and reductions in administrative costs offset unfavorable currency.

Based on current economic conditions, the company continues to expect full-year industry unit shipments in 2006 to increase approximately 1-to-2 percent.

Whirlpool Latin America sales of $531 million increased 20 percent from the prior-year period, driven by strong appliance unit volume. Excluding currency translations, sales increased approximately 11 percent. Industry unit shipments of appliances are estimated to have increased approximately 13 percent during the quarter.

Operating profit improved 17 percent during the quarter as productivity improvements and aggressive cost reduction actions more than offset increased brand investment.

Macro-economic conditions within Brazil are expected to remain positive as inflation remains under control and consumer interest rates continue to decline. The company  expects industry shipments in 2006 to increase 8-to-10 percent.

Whirlpool Asia sales of $97 million advanced 2 percent from the prior-year period. Excluding currency translations, sales increased approximately 5 percent. Operating profit improved 63 percent over last year’s level, led by improved performance in India. The improvement was driven by productivity improvements, an improved product mix and successful new product innovation.

Based on current economic conditions, the company continues to expect full-year industry unit shipments to increase 5-to-7 percent.

Outlook

“Our business continues to gain momentum from our innovative product offerings and is performing well against the expectations we set at the beginning of the year. We expect material and oil-related costs to remain volatile and will continue to execute actions across our global business to offset these increases.

With the acquisition of Maytag, we enter a new and exciting chapter in our company’s history. Our organization remains focused on executing our core strategies and is well prepared for an efficient and expedient integration. The combination of the two companies will translate into significant efficiencies, provide additional growth opportunities, enhance consumer and shareholder value, and further strengthen our position as the global consumer appliance leader,” said Fettig.

“The process to integrate the Maytag and Whirlpool businesses is proceeding as planned and we look forward to providing additional information regarding the merger, as well as updating our guidance on May 23, 2006.”

The acquisition of Maytag was completed on March 31, 2006. The company’s statement of operations does not include the first-quarter operating results of Maytag. The company’s balance sheet, reflecting the acquisition of Maytag, will be available at the time of its first-quarter 10-Q filing.

Effective for the company’s first-quarter 2006, all freight and warehousing expense has been reclassified from selling, general and administrative expense to cost of products sold.

Additional operating segment information is available in the “Investors” section of www.whirlpoolcorp.com. At 10:30 a.m. (EDT) Tuesday, April 25, 2006, the company will host a conference call, which can be heard by visiting www.whirlpoolcorp.com and clicking on the “Investors” button and then the “Conference Call Audio” menu item.

*T7 refers to the following household appliance categories: washers, dryers, refrigerators, freezers, dishwashers, ranges and compactors.

About Whirlpool Corporation

Whirlpool Corporation is the world’s leading manufacturer and marketer of major home appliances, with annual sales of more than $19 billion, more than 80,000 employees, and more than 60 manufacturing and technology research centers around the world. The company markets Whirlpool, Maytag, KitchenAid, Jenn-Air, Amana, Brastemp, Bauknecht and other major brand names to consumers in nearly every country around the world. Additional information about the company can be found at http://www.whirlpoolcorp.com.

Whirlpool Additional Information:

This document contains forward-looking statements that speak only as of this date. Whirlpool disclaims any obligation to update these statements. Forward-looking statements in this document include, but are not limited to, expectations regarding the merger with Maytag Corporation. Many risks, contingencies and uncertainties could cause actual results to differ materially from Whirlpool’s forward-looking statements. Among these factors are: (1) intense competition in the home appliance industry reflecting the impact of both new and established global, including Asian and European, manufacturers and the strength of trade customers; (2) Whirlpool’s ability to continue its strong relationship with Sears Holding Corporation in North America (accounting for approximately 16% of Whirlpool’s 2005 consolidated net sales of $14 billion) and other significant trade customers, and the ability of these trade customers to maintain or increase market share; (3) Whirlpool’s ability to integrate the recently acquired Maytag Corporation on a timely basis and realize the full anticipated benefits of the merger within the current estimate of costs; (4) demand for Whirlpool’s products, including the strength of the U.S. building industry and the level of interest rates; (5) the ability of Whirlpool to achieve its business plans, including productivity improvements, cost control, leveraging of its global operating platform and acceleration of the rate of innovation; (6) fluctuations in the cost of key materials (including steel, oil, plastic resins, copper and zinc) and components and the ability of Whirlpool to offset cost increases; (7) the ability of suppliers of critical parts, components and manufacturing equipment to deliver sufficient quantities to Whirlpool in a timely and cost-effective manner; (8) changes in market conditions, health care cost trends and pending regulation that could increase future funding obligations for pension and post-retirement benefit plans; (9) the cost of compliance with environmental and health and safety regulation, including new regulations in Europe regarding appliance disposal; (10) potential exposure to product liability claims, including the outcome of Whirlpool’s previously-announced investigation of a supplier-related quality and potential product safety problem that may affect up to 3.5 million appliances manufactured between 2000 and 2002; (11) the impact of labor relations; (12) Whirlpool’s ability to obtain and protect intellectual property rights; (13) the ability of Whirlpool to manage foreign currency and its effective tax rate; (14) global, political and/or economic uncertainty and disruptions, especially in Whirlpool’s significant geographic markets, including uncertainty and disruptions arising from natural disasters; and (15) risks associated with operations outside the U.S. Additional information concerning these factors can be found in Whirlpool’s filings with the Securities and Exchange Commission, including the annual report on Form 10-K for its fiscal year ended December 31, 2005.

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WHIRLPOOL CORPORATION

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS (UNAUDITED)

FOR THE PERIOD ENDED MARCH 31

(millions of dollars except per share data)

	Three Months Ended
	2006	2005

Net sales	$3,536	$3,208

EXPENSES:
Cost of products sold	2,979	2,724
Selling, general and administrative	344	297
Restructuring costs	12	7
	3,335	3,028
OPERATING PROFIT	201	180
OTHER INCOME (EXPENSE):
Interest and sundry income (expense)	(7)	(12)
Interest expense	(29)	(35)

EARNINGS BEFORE INCOME TAXES AND OTHER ITEMS	165	133

Income taxes	47	45
EARNINGS BEFORE EQUITY EARNINGS AND MINORITY INTERESTS	118	88

Equity in earnings of affiliated companies	1	—
Minority interests	(1)	(2)
NET EARNINGS	$118	$86

Per share of common stock:
Basic net earnings	$1.73	$1.28

Diluted net earnings	$1.70	$1.26

Dividends declared	$.43	$.43

Weighted-Average Shares Outstanding (in millions):

Basic	68.1	66.8

Diluted	69.5	67.9

Freight and warehousing costs of $204 million for the three months ended March 31, 2005 have been reclassed from selling, general and administrative expense to cost of products sold to be consistent with the current year presentation.  This reclassification had no effect on net income reported for any period.

WHIRLPOOL CORPORATION

CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS (UNAUDITED)

FOR THE THREE MONTHS ENDED MARCH 31

(millions of dollars)

	2006	2005

OPERATING ACTIVITIES
Net earnings	$118	$86
Adjustments to reconcile net earnings to net cash flows used in operating activities:
Equity in earnings of affiliated companies, less dividends received	(1)	—
Gain on disposition of assets	(3)	(1)
Depreciation and amortization	96	114
Changes in assets and liabilities:
Trade receivables	55	(7)
Inventories	(215)	(246)
Accounts payable	(84)	(162)
Restructuring charges, net of cash paid	(5)	3
Taxes deferred and payable, net	47	3
Accrued pension	23	16
Other - net	(233)	(91)
Cash Used In Operating Activities	$(202)	$(285)

INVESTING ACTIVITIES
Capital expenditures	$(98)	$(69)
Proceeds from sale of assets	4	1
Acquisitions of businesses, net of cash acquired	(762)	—
Cash Used In Investing Activities	$(856)	$(68)

FINANCING ACTIVITIES
Proceeds of short-term borrowings, net	$963	$311
Repayments of long-term debt	(191)	(3)
Dividends paid	(29)	(29)
Common stock issued under stock plans	13	18
Other	11	1
Cash Provided By Financing Activities	$767	$298
Effect of Exchange Rate Changes on Cash and Equivalents	$11	$(4)
Decrease in Cash and Equivalents	$(280)	$(59)
Cash and Equivalents at Beginning of Period	524	243
Cash and Equivalents at End of Period	$244	$184